Exhibit 99

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Miri Segal/Brett Maas
Investor Relations	MS/Hayden - IR
775-356-9029	917-607-8654/646-536-7331
slavi@ormat.com	msegal@ms-ir.com/ brett@haydenir.com

Ormat Technologies Inc. Announces $175 Million Agreement with Northleaf Capital Partners for a 40% Equity Investment in Certain Power Plants at a Valuation of $438 Million

Portfolio of 106 MW includes two geothermal facilities and three REG power plant complexes

Ormat to retain day-to-day managerial and operating control over the portfolio

(RENO, Nev.) February 5, 2015, Ormat Technologies, Inc. (NYSE: ORA) (the “Company”), today announced that its wholly-owned subsidiary Ormat Nevada Inc. (“Ormat”) has entered into a binding agreement with infrastructure funds managed by Northleaf Capital Partners (“Northleaf“) under which Ormat will contribute certain geothermal and recovered energy generation power plants into a newly established holding company subsidiary (“JV”), and Northleaf will acquire an approximately 40% equity interest in the JV. The Company will raise approximately $175 million from the transaction. The transaction is expected to close in the first quarter of 2015, subject to customary closing conditions.

The power plants that will be contributed to the JV as part of the transaction include Ormat’s Puna geothermal power plant in Hawaii, the Don A. Campbell geothermal power plant in Nevada, and nine power plant units across three recovered energy generation assets known as OREG 1, OREG 2, and OREG 3. Ormat will continue to consolidate the JV and its assets, and will continue to provide day-to-day management control, operations and maintenance control over the projects.

Northleaf is a leading independent global private equity and infrastructure manager, with offices in Toronto, Canada, London, UK and Menlo Park, USA and more than $6 billion in commitments under management. Northleaf’s infrastructure program is focused on long-term investments in core assets in OECD member countries.

As part of the transaction the parties agreed that any future development of the assets will be undertaken within the JV.

“This milestone transaction represents a significant opportunity for Ormat to strengthen its balance sheet by monetizing operational assets at an attractive valuation,” commented Isaac Angel, Ormat’s CEO. “Our transaction process initially identified a number of global institutional and private equity infrastructure investors seeking long term stable investment opportunities. We are delighted to join forces with Northleaf, based on the strength of their substantial and meaningful interest in our geothermal and recovered energy plants. The valuation, which represents a premium to our current trading valuation, reinforces the value of our operational assets and underscores our experience and proven track record. By partnering with a proven and strong capital partner we are highlighting the potential for future transactions and additional growth opportunities together.”

“During this period of volatility in global energy markets and commodities pricing, we worked closely with our new investor to structure an arrangement related to our Puna geothermal power plant that provides Northleaf a stable energy rate,” added Mr. Angel. “This arrangement mitigates Northleaf’s exposure to fluctuations in energy prices, while Ormat stands to benefit from the upside when prices improve.”

“Direct investments in contracted geothermal assets in partnership with a world-leading company such as Ormat are consistent with Northleaf’s strategy and offer significant potential for stable, long-term returns,” said Northleaf Managing Director, Jamie Storrow. “The partnership with Ormat is very appealing to us, given the company’s reputation as a leading geothermal manufacturer, operator and developer. We look forward to maintaining a productive and long-term relationship with Ormat.”

Transaction Details

The purchase price is subject to upward adjustment based on the closing date of the transaction. Assuming a closing date of February 28, 2015, the purchase price will be $175 million. Additionally, the percentage interest to be acquired by Northleaf is subject to adjustment, based on the Canadian Dollar / US Dollar exchange rate. In the event of such an adjustment, the implied valuation for 100% of the assets would not change, but the proceeds to Ormat would be adjusted based on the percentage interest Northleaf acquires.

Under the transaction agreements, 100% of the cash generated by the JV’s operations will be distributed, subject to reasonable reserves taking into account future investments and other capital needs, and according to agreed allocation rules providing for a preferred distribution either to Ormat or to Northleaf based on the actual avoided cost under the Puna 25MW power purchase agreement

Use of Proceeds

The Company expects to use the proceeds from this transaction to support future growth both organically and non-organically, as well as to repay high-cost debt.

Valuation

The purchase price of $175 million implies a total transaction value of approximately $438 million and represents an 11.3 multiple on the JV’s 2014 estimated adjusted EBITDA.

($ million)
Northleaf Purchase Price[1]	$175
Ownership	40%
Implied Total Enterprise Value of the JV1	$438
JV’s EV/2014E Adjusted EBITDA (x)[2]	11.3
JV’s EV/2015E Adjusted EBITDA (x)[2]	10.7

1 Assumes closing at the end of February

2See JV’s Adjusted EBITDA description below

Advisors

UBS Investment Bank is acting as exclusive financial advisor to Ormat and Chadbourne & Parke LLP is serving as Ormat’s legal counsel.

Silveron Capital and Agentis Capital are acting as financial advisors to Northleaf, and Akin Gump LLP is serving as Northleaf’s legal counsel.

Conference Call Details

The Company has scheduled a conference call for Today, February 5, 2015, at 9 a.m. EST to review the transaction. Investors and interested parties can access the conference call by dialing: 1-888-857-6929 (toll free /United States) or 1-719-457-2636 (toll/international). Please use pin number 2973732. During the call, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the investor relations section of Ormat's website.

A replay will be available until February 19, 2015 by calling 1-877-870-5176 (toll free /United States) or 1-858-384-5517 (toll/international). Please use pin number 2973732 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website. The replay will be available 30 minutes following the conference call.

About Northleaf Capital Partners

Northleaf Capital Partners is a leading independent global private equity and infrastructure manager, with more than $6 billion in commitments under management on behalf of public, corporate and multi-employer pension plans, university endowments, foundations, financial institutions and family offices. Northleaf’s global infrastructure program pursues direct investments in mature, conservatively-positioned infrastructure assets in developed markets.

Northleaf’s 65-person team, located in Toronto, Canada, London, UK, and Menlo Park, USA, is focused exclusively on sourcing, evaluating and managing private markets investments globally. Northleaf currently manages six global private equity funds, a specialist private equity secondary fund, a direct infrastructure fund and a series of customized private equity and infrastructure investment mandates tailored to meet the specific needs of institutional investors and family offices. For more information on Northleaf, please visit www.northleafcapital.com.

About Ormat Technologies, Inc.

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 1,900 MW of gross capacity. Ormat’s current generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release contains statements relating to current expectations, estimates, forecasts and projections about future events that are “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for the share exchange, the related restructuring of the Ormat corporate group and the anticipated consequences of the transaction and are based upon its management’s current expectations. These forward looking statements include, among others, the benefits that Ormat Technologies believes the transaction will create, including those related to expected cost savings, enhanced liquidity, synergies, corporate visibility and identity. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

The JV’s estimated Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization, adjusted for cash payments under the Puna Lease. Adjusted EBITDA is not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America. Adjusted EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate Adjusted EBITDA differently than we do.